Exhibit 4.2

FOURTEENTH AMENDMENT
to
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

        This FOURTEENTH AMENDMENT to AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of March ___, 2004, by and among GEHL COMPANY, a Wisconsin corporation, GEHL POWER PRODUCTS, INC., a South Dakota corporation, COMPACT EQUIPMENT ATTACHMENTS INC., a Wisconsin corporation, HEDLUND-MARTIN, INC., a Pennsylvania corporation (“Hedlund”), and MUSTANG MANUFACTURING COMPANY, INC., a Minnesota corporation (herein, separately and collectively, “Borrower” or “Gehl Company”) and GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION (formerly Deutsche Financial Services Corporation) and GE COMMERCIAL DISTRIBUTION FINANCE CANADA INC. (formerly Deutsche Financial Services Canada Corporation) (herein, separately and collectively, “Lender”).

Recitals:

A.	Borrower and Lender (or their respective predecessors in interest) are party to that Amended and Restated Loan and Security Agreement dated as of October 1, 1994 (as it has been and may be further amended, restated, extended, renewed, replaced, or otherwise modified from time to time, the “Loan Agreement”).

B.	Borrower and Lender desire to amend the Loan Agreement and clarify certain agreements and understanding among them on the terms and conditions set forth herein

Amendment

Therefore, in consideration of the mutual agreements herein and other sufficient consideration, the receipt of which is hereby acknowledged, Borrower and Lender hereby amend the Loan Agreement as follows:

1.     Definitions.  Capitalized terms used and not otherwise defined herein have the meanings given them in the Loan Agreement. All references to the “Agreement” in the Loan Agreement and in this Amendment shall be deemed to be references to the Loan Agreement as it is amended hereby and as it may be further amended, restated, extended, renewed, replaced, or otherwise modified from time to time.

2.     Conditions to Effectiveness of Amendment.  This Amendment shall become effective as of the date first above written if this Amendment has been duly executed by all parties hereto.

3.    Consent to formation of Special Purpose Entity and Trust.  Borrower has advised Lender that from time to time it intends to sell Retail Chattel Paper on a nonrecourse basis to a special purpose entity owned by Gehl Company (the “SPC”). The SPC will in turn, sell such Retail Chattel Paper, on a nonrecourse basis, to a special purpose Delaware trust (the “Trust”). Notwithstanding the terms of Sections 6.1 and 6.2 of the Loan Agreement, the Lender hereby consent to the creation of the SPC and the Trust. The consents contained in this Section are specific in intent and are valid only for the specific purpose for which given. Nothing contained herein obligates Lender to agree to any additional waivers or consents of any provisions of any of the Loan Documents

4.     Amendments

     4.1.         Existing Definitions.  The definition of “Eligible Retail Accounts” and the definition of “Eligible Repurchased Retail Accounts” contained therein as set forth in Section 1.1 of the Loan Agreement are hereby deleted in their entirety and are restated as follows:

“‘Eligible Retail Chattel Paper”: 100% of Gehl Company’s Retail Chattel Paper, and in each case, which are not more than 90 days delinquent, extended more than once or extended for more than 90 days, or which are in a non-accrual status or otherwise pledged or sold.”

“‘Eligible Repurchased Chattel Paper”: 100% of Gehl Company’s Repurchased Chattel Paper, and in each case, which are not more than 90 days delinquent, extended more than once or extended for more than 90 days, or which are in a non-accrual status or otherwise pledged or sold.”

The definition of “LIBOR Rate” as set forth in Section 1.1 of the Loan Agreement is hereby deleted in its entirety and is restated as follows:

“‘LIBOR Rate shall mean for any calendar week commencing on Tuesday of such week, the London Interbank Offered Rate (“LIBOR”) for one-month deposits for U.S. Loans, in U.S. Dollars as published in The Wall Street Journalon: (a) the Monday immediately preceding, or (b) if any such Monday is not a business day, then on the business day immediately preceding such Monday.”

The definition of “Maturity Date” as set forth in Section 1.1 of the Loan Agreement is hereby deleted in its entirety and is restated as follows:

“‘Maturity Date”: December 31, 2007.”

The definition of “Retail Accounts” as set forth in Section 1.1 of the Loan Agreement is hereby is deleted and replaced with the following:

“‘Retail Accounts”: Accounts arising from the sale of Finished Goods to Retail Customers or to Dealers for the purpose of lease or rental to the Dealer’s customers.”

The definition of “Repurchased Retail Accounts” as set forth in the defined term “Retail Accounts” (prior to amendment above) in Section 1.1 of the Loan Agreement is hereby deleted.

The definition of “Retail Chattel Paper” as set forth in Section 1.1 of the Loan Agreement is hereby deleted in its entirety and is restated as follows:

“‘Retail Chattel Paper”: all of Gehl Company’s chattel paper arising from (i) Gehl Company’s sale of Finished Goods to Dealers under installment sale contracts; (ii) Dealer’s sale of Finished Goods to retail customers under installment sale contracts; (iii) Gehl Company’s sale of Finished Goods to retail customers under installment sale contracts; and (iv) and all Retail Accounts.”

     4.2.     New Definitions.  A new definition of “Imported OEM Finished Goods Inventory” is added to Section 1.1 of the Loan Agreement in alphabetical order as follows:

“‘Imported OEM Finished Goods Inventory” means new, whole serialized goods inventory from a manufacturer, other then Gehl Company.”

A new defined term Repurchased Chattel Paper is added to Section 1.1 of the Loan Agreement in alphabetical order as follows:

“‘Repurchased Chattel Paper” means all chattel paper repurchased by Gehl Company from third party creditors whom Gehl Company previously pledged or sold such chattel paper.”

     4.3.     Retail Accounts and Repurchased Retail Accounts.  All references in the Loan Agreement to “Retail Accounts” and “Repurchased Retail Accounts” are deleted and replaced with “Retail Chattel Paper” and “Repurchased Chattel Paper”, respectively.

     4.4.     Eligible Retail Accounts and Eligible Repurchased Retail Accounts.  All references in the Loan Agreement to “Eligible Retail Accounts” and “Eligible Repurchased Retail Accounts” are deleted and replaced with “Eligible Retail Chattel Paper” and “Eligible Repurchased Chattel Paper”, respectively.

     4.5.     Retail Accounts Schedule.  All references in the Loan Agreement to a “Retail Accounts Schedule” are deleted and replaced with “Retail Chattel Paper Schedule”.

     4.6.     Maximum Line of Credit.  The lead-in to Section 2.1, Section 2.1(a) and Section 2.1(b) are each hereby deleted in their entirety and are restated as follows:

“2.1. Credit Facility. In consideration of Gehl Company’s performance of its obligations and subject to Sections 3 and 4 of this Agreement, and subject to the other terms and provisions of this Agreement, GECDF grants to Gehl Company until the Maturity Date, an aggregate credit facility in the maximum amount of $75,000,000, provided, however from and including the period March 1 through and including July 15 of each calendar year during the term of this Agreement, the amount referenced in this sentence shall be $90,000,000 (the “Credit Facility”), which shall be available in the form as follows:

(a) Maximum Line of Credit. In consideration of Gehl Company’s performance of its Obligations and subject to Sections 3 and 4 hereof and the other terms and provisions of this Agreement, GECDF grants to Gehl Company, until the Maturity Date, a line of credit of $75,000,000 which shall include the outstanding loans and advances under the Canadian Line, provided, however from and including the period March 1 through and including July 15 of each calendar year during the term of this Agreement, the amount referenced in this sentence shall be $90,000,000 (the “U.S. Line”). The U.S. Line shall be subject to the limitations contained in this Agreement. GECDF shall make available to Gehl Company a sub-limit from the U.S. Line of a fluctuating amount of Canadian Dollars which, from day-to-day, shall equal, based on the daily noon spot exchange rate of the Royal Bank of Canada, or any successor thereto (the “Exchange Rate”) $5,500,000 (the “Canadian Line”) for the period commencing on the execution of this Agreement until the Maturity Date which shall be subject to the limitations in Section 3.2 with respect Eligible Accounts payable in Canadian Dollars and Net Accounts payable in Canadian Dollars. The U.S. Line of Credit, with the sub-limit of the Canadian Line, are collectively called the “Maximum Line of Credit”; loans under the U.S. Line are called “U.S. Loans;” and loans under the Canadian Line are called “Canadian Loans.” U.S. Loans shall be repayable only in United States Dollars; and Canadian Loans shall be repayable only in Canadian Dollars. Gehl Company agrees that for purposes of determining loan availability and over-advance positions, all outstanding Canadian Loans shall be valued daily at the then-current Exchange Rate (by way of example only: if on January 1, Gehl Company borrowed $CN7,500,000 which at the time was equivalent to $5,500,000, and on January 3, the Exchange Rate changed such that $CN7,500,000 was then valued at $6,000,000, Gehl Company will be deemed over-advanced by $500,000). Any over-advance will be immediately repayable by Gehl Company upon demand by GECDF. In determining credit available at any given time for U.S. Loans pursuant to the provisions of Section 3.2 or 4.2 or Canadian Loans pursuant to the provisions of Section 3.2, Canadian Loans may be made only with respect to Eligible Accounts arising from sales payable in Canadian Dollars; and U.S. Loans may be made only with respect to Eligible Accounts, including, but not limited to, Eligible Retail Chattel Paper arising from sales payable in United States Dollars and Eligible Inventory. Gehl Company agrees that all reports, agings, records and other information provided by it pursuant to this Agreement, including, without limitation, those provided pursuant to Section 3.1, shall be in form and detail reasonably satisfactory to GECDF and separately identify Gehl Company’s Accounts payable in Canadian Dollars from those Accounts payable in United States Dollars. All references in this Agreement to “Dollars” or “$" means United States Dollars; all references in this Agreement to “$CN” or “Canadian Dollars” means Dollars of Canada.

(b) Supplement Line of Credit. GECDF shall make available to Gehl Company a Supplemental Line of Credit as a sublimit of the U.S. Line in an amount not to exceed $25,000,000 of the U.S. Line, which such Supplemental Line of Credit is also subject to the limitations contained in Section 4.2.”

     4.7.     Interest.  Section 2.1.1 of the Loan Agreement is hereby deleted in its entirety and restated to read as follows:

“2.1.1. Interest. Gehl Company agrees to pay interest to GECDF, payable as provided in Section 2.2, on the average daily outstanding balance under the Credit Facility, at a rate as follows:

(A) U.S. Loans. The unpaid principal amount of the U.S. Loans shall bear interest for a particular week at a rate per annum equal to the LIBOR Rate (Reserve Adjusted) in effect for that week, plus (i) 2.50% per annum if the LIBOR Rate for such particular week is equal to or greater than 3.50%; and (ii) 2.65% per annum if the LIBOR Rate for such particular week is less than 3.50%.

(B) Canadian Loans. The unpaid principal amount of the Canadian Loans shall bear interest for a particular week at a rate per annum equal to the Bankers’ Acceptance Rate (Reserve Adjusted) in effect for that week, plus 2.50% per annum.”

     4.8.     Facility Fee.  The last sentence of Section 2.1.2 of the Loan Agreement is deleted in its entirety and replaced with the following:

“The Credit Facility Fee shall be due and payable on December 31 2004, December 31 2005, and December 31 2006. Once paid, the Credit Facility Fee shall be deemed to be fully earned by GECDF and nonrefundable under any circumstances. The Credit Facility Fee is part of the Obligations and is secured by all of the Collateral. GECDF may make an advance to pay itself the Credit Facility Fee.”

     4.9.     Available Credit.  Section 3.2 of the Loan Agreement is deleted in its entirety and replaced with the following:

“	3.2. Available Credit. On receipt of each Schedule, or as otherwise requested by Gehl Company, subject to the limitations contained in this Agreement, GECDF will credit Gehl Company, under the U.S. Line with (a) 85% of the value of Imported OEM Finished Goods Inventory, (b) 80% of the net amount of the Eligible Accounts including foreign Eligible Accounts listed in such Schedule, excluding Net Accounts, and (c) 50% of the net amount of Net Accounts listed in such Schedule, and remit to Gehl Company, in immediately available funds, an amount equal to Gehl Company’s loan request up to the Maximum Line of Credit, in accordance with the electronic transfer instructions contained in this Agreement; provided, however that (A) the outstanding principal balance of all advances or loans made on Net Accounts at no time will exceed Five Million Dollars ($5,000,000), and (B) the outstanding principal balance of all loans made on foreign Eligible Accounts which are insured by a policy in form and substance and issued by an insurer acceptable to GECDF will at no time exceed Five Million Dollars ($5,000,000). GECDF will loan Gehl Company, on request, such amounts so credited or a part thereof as requested provided that at no time will such outstanding loans exceed Gehl Company’s Maximum Line of Credit. If Gehl Company is in Default, then GECDF, may in its sole and absolute discretion, choose to no longer make advances or loans to Gehl Company. Gehl Company acknowledges that any advances or loans made on Net Accounts or foreign Eligible Accounts will be deemed to be made under the U.S. Line.”

     4.10.     Eligible Accounts: Available Credit.  Section 4.2 of the Loan Agreement is deleted in its entirety and replaced with the following:

“4.2 Available Credit. On receipt of each Inventory Schedule and Retail Chattel Paper Schedule, subject to the limitations contained in this Agreement, GECDF will credit Gehl Company at the following percentages of the net amount of the Eligible Inventory and Eligible Retail Chattel Paper, respectively, listed in such Schedules for eligibility under the Supplemental Line of Credit:

1.	Finished Goods (non-imported OEM): 75%

2.	Intentionally Omitted.

3.	Service Parts : 25%

4.	Eligible Retail Chattel Paper (except Eligible Repurchased Chattel Paper): 75% up to $10,000,000

5.	Eligible Repurchased Chattel Paper: 50% up to $1,000,000

provided however: at no time shall the availability of items 1 and 3 exceed $14,000,000. If Gehl Company is in Default, then GECDF, may in its sole and absolute discretion, choose to no longer make advances or loans to Gehl Company.”

     4.11.     Financial Covenants.  Section 6.3 of the Loan Agreement is deleted in its entirety and replaced with the following:

“6.3 Financial Covenants. Beginning January 1, 2004, and continuing at all times thereafter, Gehl Company will maintain, on a consolidated basis, a Tangible Net Worth and Subordinated Debt in the combined amount of not less than the sum if (a) FIFTY FIVE MILLION DOLLARS ($55,000,000.00), and (b) a ratio of Debt to Tangible Net Worth and Subordinated Debt of not more than 3.00 to 1.00. For purposes of this Section: (i) “Debt” means the total sum of all creditor claims against Gehl Company minus Subordinated Debt; (ii) “Tangible Net Worth” means the net book value of assets less liabilities determined on a consolidated basis in accordance with generally accepted accounting principles (“GAAP”) consistently applied, excluding from such assets all Intangibles; (iii) “Intangibles” means and includes general intangibles (as that term is defined in the Uniform Commercial Code), accounts receivable from officers, directors and stockholders, and affiliated companies, leasehold improvements net of depreciation, licenses, good will prepaid expenses, covenants not to compete, the excess of cost over book value of acquired assets, franchise fees, organizational costs, finance reserves held for recourse obligations, capitalized research and development costs, the categories of assets listed on Exhibit C attached hereto which are marked as “intangible,” and such similar intangible assets under GAAP; and (iv) “Subordinated Debt” means all of Gehl Company’s indebtedness which is subordinated to the payment of its liabilities to GECDF by an agreement in form and substance satisfactory to GECDF. Gehl will report its Tangible Net Worth and Debt to Tangible Net Worth ratio to GECDF quarterly, in accordance with Section 6.1(m)(2) of this Agreement. If Gehl Company violates any of the foregoing financial covenants to GECDF, the parties agree: (a) that Gehl Company will pay interest to GECDF, payable as provided in Section 2.1, on the average daily outstanding balance under the Credit Facility, at a rate that is the lesser of: (i)(A) in the case of U.S. loans, four and one-half (4.5%) per annum higher than the U.S. LIBOR Rate then in effect, (B) in the case of Canadian Loans, five percent (5.0%) per annum higher than the Banker’s Acceptance Rate then in effect, and (ii) the highest rate from time to time permitted by applicable law from the time when Gehl Company violates any of the financial covenants until such time as Gehl Company has cured its violation of its financial covenants to GECDF; (b) GECDF may elect in its sole discretion, to amend it eligibility formula of and its advance rate against the Accounts; and (c) GECDF may elect to declare Gehl Company in default under this Agreement and exercise any of GECDF’ rights pursuant to Section 7 of this Agreement.”

5.     Reference to Lender.  All references to “ITT” or “DFS” shall be deemed to be “GECDF” and all references are amended to reflect such change.

6.     Effect of Amendment.  The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Lender under the Loan Agreement or any of the Other Agreements, nor constitute a waiver of any provision of the Loan Agreement, any of the Other Agreements or any existing Default, nor act as a release or subordination of the security interests of Lender. Each reference in the Loan Agreement to “the Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, shall be read as referring to the Loan Agreement as amended by this Amendment.

7.     Representations and Warranties.  Borrower hereby represents and warrants to Lender as of the date hereof that (i) this Amendment has been duly authorized by Borrower’s Board of Directors pursuant to authority duly granted by Borrower’s Board of Directors, (ii) no consents are necessary from any third parties for Borrower’s execution, delivery or performance of this Amendment which have not been obtained, (iii) this Amendment constitutes the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms except as the enforcement thereof may be limited by bankruptcy, insolvency or other laws related to creditors rights generally or by the application of equity principles, (iv) all of the representations and warranties contained in the Loan Agreement are true and correct in all material respects with the same force and effect as if made on and as of the date of this Amendment, except that with respect to the representations and warranties made regarding financial data in the Loan Agreement, such representations and warranties are hereby made with respect to the most recent financial statements and the other financial data (in the form required by the Loan Agreement) delivered by Borrower to Lender, and (v) there exists no Default under the Loan Agreement.

8.     Reaffirmation.  Borrower hereby acknowledges and confirms that (i) the Other Agreements remain in full force and effect, (ii) the Loan Agreement is in full force and effect, (iii) Borrower has no defenses to its obligations under the Loan Agreement and the Other Agreements, (iv) the security interests of Lender secure all the Obligations under the Loan Agreement as amended by this Amendment and the Other Agreements, continue in full force and effect and have the same priority as before this Amendment, and (v) Borrower has no claim against Lender arising from or in connection with the Loan Agreement or the Other Agreements. Any and all such claims against Lender are forever discharged, released and waived by Borrower.

9.     Governing Law.  This Amendment has been executed and delivered in St. Louis, Missouri, and shall be governed by and construed under the laws of the State of Missouri without giving effect to choice or conflicts of law principles thereunder.

10.     Section Titles.  The section titles in this Amendment are for convenience of reference only and shall not be construed so as to modify any provisions of this Amendment.

11.     Counterparts; Facsimile Transmissions.  This Amendment may be executed in one or more counterparts and on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Amendment may be given by facsimile or other electronic transmission, and such signatures shall be fully binding on the party sending the same.

12.     Incorporation by Reference.  Borrower and Lender hereby agree that all of the terms of the Loan Agreement and the Other Agreements are incorporated in and made a part of this Amendment by this reference.

13.     Statutory Notice.  The following notice is given pursuant to Section 432.045 of the Missouri Revised Statutes; nothing contained in such notice will be deemed to limit or modify the terms of the Loan Agreement and the Other Agreements or this Amendment:

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT YOU (BORROWER(S)) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

BORROWER AND LENDER HEREBY AFFIRM THAT THERE IS NO UNWRITTEN ORAL CREDIT AGREEMENT BETWEEN BORROWER AND LENDER WITH RESPECT TO THE SUBJECT MATTER OF THIS AMENDMENT.

[signature pages follow]

        IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first above written.

GEHL COMPANY
By:	/s/ Kenneth P. Hahn
Name:	Kenneth P. Hahn
Title:	Vice President

GEHL POWER PRODUCTS, INC.
By:	/s/ Kenneth P. Hahn
Name:	Kenneth P. Hahn
Title:	Vice President

COMPACT EQUIPMENT ATTACHMENTS INC.
By:	/s/ Kenneth P. Hahn
Name:	Kenneth P. Hahn
Title:	Vice President

HEDLUND-MARTIN, INC.
By:	/s/ Kenneth P. Hahn
Name:	Kenneth P. Hahn
Title:	Vice President

MUSTANG MANUFACTURING COMPANY, INC.
By:	/s/ Kenneth P. Hahn
Name:	Kenneth P. Hahn
Title:	Vice President

4

GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION
By:	/s/ J. Kinkenon
Name:	J. Kinkenon
Title:	Vice President

GE COMMERCIAL DISTRIBUTION FINANCE CANADA INC.
By:	/s/ W.C. Blight
Name:	W.C. Blight
Title:	Senior Vice President